Exhibit 99.1

Bio-Path Holdings’ Drug Delivery Technology to be Featured in a Presentation at IBC’s 17th Annual TIDES Oligonucleotide and Peptide Therapeutics Conference

HOUSTON, TX, April 22, 2015 – Bio-Path Holdings, Inc., (NASDAQ: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that Peter Nielsen, President and Chief Executive Officer, will be presenting at IBC's 17th Annual TIDES: Oligonucleotide and Peptide Therapeutics Conference taking place May 3-6, 2015 in San Diego. The TIDES Summit is prominently known as the premier conference for the oligonucleotide and peptide discovery, development and manufacturing industries.

Mr. Nielsen’s presentation titled “Efficient Systemic Delivery of Oligonucleotides by a Neutral Lipid Technology,” will take place on Wednesday, May 6th and features Bio-Path’s technology for delivering liposome/antisense drugs. The presentation will also highlight the Company’s lead product candidate, Liposomal Grb-2, which is the first antisense drug to down regulate the protein Grb-2, which is critical to signaling cascades in hematological cancers. Liposomal Grb-2 is currently being evaluated in combination with Ara-C front line therapy in a safety segment of a Phase 2 study in patients with acute myeloid leukemia (AML). The Phase 1 study demonstrated that Liposomal Grb-2 was well tolerated with the drug showing signs of anti-leukemia activity.

“We are pleased to have our technology accepted for a presentation at this year’s TIDES Conference. As Bio-Path’s clinical development efforts continue to mature, we appreciate the recognition and exposure we are receiving at prominent forums such as TIDES,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings, Inc. “Enrollment remains on track for the safety segment of the Phase 2 trial evaluating Liposomal Grb-2 and we look forward to sharing the study’s findings in the second half of the year.”

About Bio-Path’s Delivery Technology

Bio-Path’s drug delivery technology involves microscopic-sized liposome particles that distribute nucleic acid drugs systemically and safely throughout the human body, via simple intravenous infusion. The delivery technology is applied to proprietary, single stranded (antisense) nucleic acid compounds with the potential to revolutionize the treatment of cancer and other diseases where drugable targets of disease are well characterized. The Company is currently focused on developing liposomal antisense drug candidates. Bio-Path also anticipates developing liposome tumor targeting technology, representing next-generation enhancements to the Company’s core liposome delivery technology.

About Growth Receptor Bound protein-2 (Grb-2)

The adaptor protein Growth Receptor Bound protein-2 (Grb-2) is essential to cancer cell signaling because it is utilized by oncogenic tyrosine kinases to induce cancer progression. Suppressing the function or expression of Grb-2 should interrupt its vital signaling function and have a therapeutic application in cancer. BP-1001 is a neutral-charge, liposome-incorporated antisense drug substance designed to inhibit Grb-2 expression.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase 2 study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Kara Andress

Investor Relations

Bio-Path Holdings, Inc.

832-742-1357

Rhonda Chiger (investors)

Rx Communications Group, LLC

917-322-2569

rchiger@rxir.com